UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BAUDAX BIO, INC.

(Name of Registrant as Specified In Its Charter)

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Leading Independent Proxy Advisory Firm Glass Lewis & Co. Recommends Baudax Bio Shareholders Vote “For” the Proposed Additional Authorized Shares at Upcoming Special Meeting of Shareholders

MALVERN, Pa., July 1, 2021 – Baudax Bio, Inc. (NASDAQ:BXRX) a pharmaceutical company focused on developing and commercializing innovative products for acute care settings, today announced that Glass Lewis & Co., a leading proxy advisory firm, has recommended that Baudax Bio shareholders vote “FOR” Item 1 set forth in its Definitive Proxy Statement filed with the Securities and Exchange Commission on June 14, 2021 in connection with its Special Meeting, which seeks to amend Baudax Bio’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100 million shares to 190 million shares. The Special Meeting will be held on July 13, 2021 at 9:00 a.m. ET and will be held virtually at www.virtualshareholdermeeting.com/BXRX2021.

Glass Lewis is widely recognized as one of the leading independent proxy voting and corporate governance advisory firms, and its recommendations are relied upon by thousands of major institutional investment firms, mutual funds and other fiduciaries throughout the United States.

“The support from Glass Lewis, combined with the positive recommendation from Institutional Shareholder Services, to vote in favor of the additional authorized shares conveys alignment across two leading independent advisory firms,” said Gerri Henwood, President and CEO of Baudax Bio. “We feel that through these recommendations both independent advisory firms recognize the importance of increasing the number of authorized shares and what it means for the Company’s ability achieve its goals and diversify its shareholder base.”

Glass Lewis & Co. and Institutional Shareholder Services Inc. are independent proxy advisory firms and do not have any business relationship with Baudax Bio. Baudax Bio did not engage or compensate either firm for its analysis or recommendations.

Baudax shareholders are urged to vote as Glass Lewis & Co. and Institutional Shareholder Services Inc. recommend by voting “FOR” the proposed increase in authorized shares and the adjournment of the Special Meeting of shareholders. Shareholders with questions may call Okapi Partners LLC at (855) 208-8902 or by email at info@okapipartners.com.

All shareholders are encouraged to vote no matter how many shares you own. You are encouraged to submit your vote as soon as possible. Please submit your vote online at www.proxyvote.com or by telephone at 1-800-690-6903. Shareholders needing assistance voting or have questions may contact Baudax Bio’s proxy solicitation firm, Okapi Partners, at info@okapipartners.com or (855) 208-8902.

About Baudax Bio

Baudax Bio is a pharmaceutical company focused on developing and commercializing innovative products for acute care settings. The launch of Baudax Bio’s first commercial product ANJESO® began in mid-2020. ANJESO is the first and only 24-hour, intravenous (IV) COX-2 preferential non-steroidal anti-inflammatory (NSAID) for the management of moderate to severe pain. In addition to ANJESO, Baudax Bio has a pipeline of other innovative pharmaceutical assets including two novel neuromuscular blocking agents (NMBAs) and a proprietary chemical reversal agent specific to these NMBAs which is currently in preclinical studies. For more information, please visit www.baudaxbio.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Baudax Bio’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “goal,” “intend,” and “expect,” and similar expressions, as they relate to Baudax Bio or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Baudax Bio as of the date of publication on this internet site and are subject to a number of risks, uncertainties, and other factors that could cause Baudax Bio’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, among other things, risks related to the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the commercial launch of ANJESO® or disruption in supply chain, Baudax Bio’s ability to maintain regulatory approval for ANJESO, Baudax Bio’s ability to successfully commercialize ANJESO; the acceptance of ANJESO by the medical community, including physicians, patients, health care providers and hospital formularies; Baudax Bio’s ability and that of Baudax Bio’s third party manufacturers to successfully scale-up the commercial manufacturing process for ANJESO, Baudax Bio’s ability to produce commercial supply in quantities and quality sufficient to satisfy market demand for ANJESO, Baudax Bio’s ability to raise future financing for continued product development, payment of milestones and ANJESO commercialization, Baudax Bio’s ability to pay its debt and satisfy conditions necessary to access future tranches of debt, Baudax Bio’s ability to comply with the financial and other covenants under its credit facility, Baudax Bio’s ability to manage costs and execute on its operational and budget plans, the accuracy of Baudax Bio’s estimates of the potential market for ANJESO, Baudax Bio’s ability to achieve its financial goals; and Baudax Bio’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection. These forward-looking statements should be considered together with the risks and uncertainties that may affect Baudax Bio’s business and future results included in Baudax Bio’s filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to Baudax Bio, and Baudax Bio assumes no obligation to update any forward-looking statements except as required by applicable law.

CONTACT:

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

baudaxbio@argotpartners.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

david.rosen@argotpartners.com